EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of NICE-Systems Ltd. for the registration of 987,104 of its ordinary shares under the Actimize Ltd. 2003 Omnibus Stock Option and Restricted Stock Incentive Plan (the ‘‘Plan’’) of our report dated June 12, 2007 with respect to the consolidated financial statements of NICE-Systems Ltd. for the year ended December 31, 2006 which is included in its Annual Report (Form 20-F), filed with the Securities and Exchange Commission.

/s/ KOST FORER, GABBAY & KASIERER
KOST FORER, GABBAY & KASIERER A Member of Ernst & Young Global

Tel-Aviv, Israel
September 11, 2007